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WAUSAU PAPER CORP.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
JOHN S. KVOCKA
GEORGE PATRICK MURPHY

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Starboard Value LP, together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of shareholders of Wausau Paper Corp., a Wisconsin corporation.

On January 14, 2013, Starboard Value LP issued the following press release:

Starboard Nominates Three Highly Qualified Director Candidates For Election
At Wausau Paper’s 2013 Annual Meeting And Publicly Calls For
Full Strategic Alternatives Review Process

Sets Forth Timeline of Events that Led to Wausau’s Reactive and Bad-Faith Late-Friday Announcement Regarding Sale Process for Technical Paper Segment

Questions Board’s Sincerity and Sense Of Urgency in Connection with Technical Paper Sale Process

NEW YORK, Jan. 14, 2013 -- Starboard Value LP (together with its affiliates, “Starboard”), the largest shareholder of Wausau Paper Corp. (“Wausau” or the “Company”) (WPP) with approximately 14.8% of the outstanding common stock of the Company, today announced that it has delivered a letter to the Company’s Board of Directors (the “Board”), the full text of which is included below.  Starboard has nominated three highly qualified director candidates for election at Wausau’s 2013 Annual Meeting and is publicly calling for a full strategic alternatives review process following the bad-faith manner in which the Board handled the sequence of events that led to the Company’s issuance of an after-market press release this past Friday announcing the sale process for the Company’s Technical Paper business.

Starboard stated that on the morning of Friday, January 11, it delivered an open letter and a nomination letter to the Board.  Following receipt of Starboard’s letters, Wausau’s Chairman, Tom Howatt, pleaded for Starboard to delay public disclosure of its nominations and letter and led Starboard to believe that the Board needed more time to consider making accommodations to move toward an acceptable settlement with Starboard.  Instead, at 5pm on Friday evening, Wausau issued its own press release stating that it would narrow its focus to its Tissue business and that a sale process is underway for its Technical Paper business.  Starboard believes this act of bad faith on the part of Wausau’s Chairman, Tom Howatt, combined with the Company’s history of failed commitments and poor execution, demonstrates that the Board lacks the objectivity to act in the best interest of shareholders and is urgently in need of new independent directors, including a direct shareholder representative.

Starboard’s director nominees include: John S. Kvocka, former CFO of Finch Paper LLC and former VP of Business Development for SCA Tissue North America; George Patrick Murphy, former VP and Business Leader of the Away From Home Division of Kimberly-Clark Corporation (f/k/a Scott Paper Company) and former CEO of Technical Concepts LLC; and Jeffrey C. Smith, Co-Founder and CEO of Starboard.

The full text of today’s letter and Friday’s letter to the Board follows:

January 14, 2013

Wausau Paper Corp.
100 Paper Place
Mosinee, WI 54455
Attn: Thomas J. Howatt, Chairman of the Board

cc: Board of Directors, Henry C. Newell

Dear Tom,

Starboard Value LP, together with its affiliates, currently owns 14.8% of the outstanding common stock of Wausau Paper Corp. (“Wausau” or the “Company”), making us the Company’s largest shareholder.  We are writing to you and the Board of Directors (the “Board”) to express our surprise and sincere disappointment in your handling of the sequence of events this past Friday that led to the Company’s issuance of an after-market press release announcing that it had begun a review of strategic alternatives for the Company’s Technical Paper business.

As you know, earlier on Friday, we had delivered to you and the Board an open letter, which we informed you we intended to make public shortly thereafter, together with our nomination of three highly-qualified director candidates for election at the Company’s 2013 annual meeting of shareholders (the “2013 Annual Meeting”).  In this open letter, we reiterated to you that Wausau remains meaningfully undervalued and much more can be done to unlock significant value for the benefit of all shareholders.  Specifically, we repeated our continued belief that Wausau should explore a sale of the Company’s struggling Technical Paper business in order to focus singularly on its leading and highly valuable Tissue business.  We also stated that in order for the Board to fully and fairly evaluate a sale of the Technical Paper business, it must also consider all strategic alternatives, so that it can compare the value that could be realized from a sale of the entire Company against the potential risk-adjusted value of selling the Technical Paper business and keeping the Tissue business as a stand-alone public company.

As you know, this is not the first occasion on which we communicated our thoughts to you on exploring a sale of the Technical Paper business or the entire Company.  Since reaching a settlement agreement with you in February 2012, in accordance with the accompanying standstill, we have communicated only privately with you and the Board regarding our views on how best to maximize shareholder value.  Despite that limitation, we have been absolutely clear with you and the rest of the Board, through one private letter and countless conversations, that in order to maximize value for shareholders, the Company needs to either (i) sell the Technical Paper business, focus on the Tissue business, and reduce redundant overhead costs, or (ii) sell the entire Company.  We were extremely clear that both of these options should be fully explored.  We also explained to you on a number of occasions that if the Company failed to take these actions, we would choose to nominate directors for election at the 2013 Annual Meeting.  Unfortunately, despite the continued underperformance of the Technical Paper business and our regular communications with you over the past year, you were unwilling to commit to exploring value maximizing alternatives for either the Technical Paper business or the entire Company.  Instead, you have fruitlessly focused on trying to grow revenue in the Technical Paper business, resulting in deteriorating financial performance and substantial losses.

Over the last four weeks, with the impending nomination deadline and expiration of our standstill, we have had numerous private discussions with you in order to avoid a proxy contest at the 2013 Annual Meeting.  Given that the Company had ignored our repeated advice to explore strategic alternatives, as well as the complete lack of industry experience among the Company’s independent Directors (other than the two directors we placed on the Board last year through our settlement), we made it clear that we believed it was necessary to further improve the Board by adding independent directors with substantial industry experience, as well as a shareholder representative.  We felt these changes were critical because of our belief that the current Board may be unwilling to follow through on a sale of the Technical Paper business, make sure redundant corporate overhead costs are removed, or explore a sale of the entire Company.  We also stated that if we were unable to come to a mutually agreeable resolution that we would be forced to nominate directors once our standstill expired on January 7, 2012.  Despite our best efforts, we were unable to come to a reasonable settlement agreement as it became clear that you and the Board were only willing to do the bare minimum of what would possibly be acceptable, instead of objectively considering what is best for the Company and its shareholders.  Therefore, we decided on Friday morning to send you a public letter and nominate three highly qualified directors for election at the 2013 Annual Meeting.

Upon receiving our letter Friday morning, and within minutes of when we were about to issue a press release, you pleaded for us to hold off from making our letter and press release public, and stated that you would speak to the Board and then call us back later in the day.  You led us to believe that you were calling the other members of the Board to discuss our letter and director nominations, in order to determine whether you could make more accommodations to move towards a mutually agreeable settlement prior to us having to disclose our letter and nomination publicly.  We were hopeful that we would be able to agree to an amicable resolution to avoid a proxy contest, as we had done last year.  You then called us again around 3:00 pm and stated that you were still waiting to hear from a number of Board members and politely asked if it would be okay to call us in a little over an hour.  When we finally spoke around 4:45 pm, you informed us that the Board was unwilling to negotiate further and instead the Company would be issuing a press release momentarily disclosing its intention to pursue a sale of the Technical Paper business.  As we discussed on that call, we are extremely disappointed in your disingenuous actions to plead with us to not put out a public announcement under the guise of further settlement discussions merely so that you could get ahead of our announcement with your own press release, in which you even use many of the same words from the letter you received from us earlier that morning.

While you well know from our numerous conversations that we are generally supportive of a plan to exit the Paper business and focus on Tissue, you also know that any sincere plan to maximize value for the Company needs to include a holistic review of all strategic alternatives.  Only then can the Board compare the value that could be realized from selling the entire Company with the risk-adjusted value of selling the Technical Paper business and leaving the Tissue business as a stand-alone public company.  Instead, the hasty actions taken by the Board on Friday afternoon to announce the exploration of a sale of the Technical Paper business only after our letter was about to become public, without first fully determining the best course to maximize value for the Company, demonstrates to us that the Board is, once again, only willing to do as little as possible to try and avoid an election contest, rather than do what is in the best interest of its shareholders.

Moreover, the fact that the Board is willing to take action only when under immediate pressure is highly concerning and calls into question the sincerity of the announcement on Friday.  The events described above make it extremely clear that without our action to begin an election contest by nominating a slate of directors, the Company would not have announced its intention to explore a sale of its Technical Paper business.  The fact that this announcement was made on a Friday at 5:00 pm, in a hastily drafted press release with minimal information, is by itself enough to indicate that this announcement would likely not have been made without the external pressure of a pending election contest.

While the Board may think that it can fool its shareholder base into believing that it is willing to take the appropriate actions to create shareholder value on its own, the facts paint a far different picture.  History demonstrates that without substantial pressure, specifically an impending proxy contest, Wausau’s Board has consistently shown that it is unwilling to make the difficult decisions necessary to improve shareholder value.  Prior to Starboard’s involvement, from 2005 through 2010, Wausau spent over $100 million of capex in machine upgrades and $150 million in restructuring charges attempting to “turn around” its failing paper businesses, not to mention substantial management time.  In fact, even despite substantial losses in its paper businesses, going back as far as the year 2000, as well as years of criticism from shareholders and research analysts, Wausau continued to blindly follow its flawed strategy and showed a complete lack of urgency to make any substantive changes.  This frustration was recently highlighted in a research report by one of the most respected sell-side analysts in the paper and packaging sector:

Sadly, the turnaround case in technical papers is looking like last decades’ failed turnaround efforts in printing & writing papers. Even more disappointing, the new management teams’ credibility has taken a big hit. For nearly a decade, we’ve argued that Wausau ought to exit all paper operations and focus on its tissue business. For this entire period, Wausau has continued to focus shareholder cash & managerial time on bailing out a sinking ship. In the meantime, the residual value of the paper businesses has continued to erode.

- Mark Wilde, Deutsche Bank, October 2, 2012

Only after several public letters from Starboard, and while facing a proxy contest last year, did the Company finally begin to take shareholder friendly actions, which resulted in the Company selling its money-losing Print & Color business and non-core timberland assets.  Similarly, despite continued dismal performance, Wausau did nothing to address the serious issues with its money-losing Technical Paper business until it faced the immediate threat of public action by us.  In fact, as recently as October 30, 2012, on Wausau’s Third Quarter 2012 earnings call, CEO Hank Newell stated that “There is no change to our strategic intent, financial objectives or timelines.” The above statement is clearly in conflict with the statements made in last Friday’s press release, shown below:

Wausau Paper (WPP) today announced that it commenced a process last year to identify strategic alternatives for its Paper Segment that will position the Company to focus its management efforts on continuing the growth of its highly successful tissue business.

Clearly, it was not until faced with another proxy contest, having received a nomination letter that was about to become public, that the Board decided once again to be reactive and announce the bare minimum that it felt might allow it to avoid a proxy contest for one more year.  Therefore, at this time we believe direct shareholder representation on the Board is critical to ensure that the Company does not return to its past practices of complacent oversight and reactionary measures.

Even if a full strategic review process demonstrates that selling the Technical Paper business and remaining a pure-play public Tissue business is the best way to maximize value for shareholders, there is still substantial need for new representation on the Board.  As a pure-play Tissue business with operations primarily in Kentucky and Ohio, Wausau will need to reduce the duplicative overhead associated with its conglomerate structure and move its headquarters to a location that makes sense for the pro forma business.  We seriously question whether this Board has the willingness to take those steps and restructure the management team to become a pure-play Tissue business when not under the immediate threat of another proxy contest.  Further, the Tissue business, while highly profitable and valuable, has a complex road ahead of it as it starts up its new tissue machine and attempts to double its EBITDA to $150 million over five years by redesigning its products, expanding into new markets and reducing costs.  With the exception of the two directors added last year as part of our settlement, Wausau’s directors (outside of its Chairman and CEO) collectively have no experience in the tissue industry.  Therefore, we believe it is imperative that the Board add individuals with substantial industry expertise, in order to help see the Company through this transition and ensure that the Company can execute on the opportunities ahead.

In light of Friday’s act of bad faith on your part as Wausau’s Chairman and the Company’s history of failed commitments and poor execution, we have heightened concerns that the Board lacks the objectivity necessary to act in the best interest of shareholders.  We have identified several highly qualified, independent directors with significant and successful experience in the tissue and paper industries who we believe will bring a fresh perspective to the boardroom and who can be extremely helpful in evaluating and executing on initiatives to unlock value at the Company.  In addition, we feel that a direct shareholder representative on the Board is warranted, given the Board’s past and recent actions and inactions.  Despite your recent antics, we are ready and willing to continue to have an open dialogue with every intention of reaching a mutually agreeable solution. However, we are also prepared to move forward with an election contest in order to ensure that the best interests of all shareholders are represented on the Board.

Best Regards,
Jeffrey C. Smith
Managing Member
Starboard Value LP

January 11, 2013

Wausau Paper Corp.
100 Paper Place
Mosinee, WI 54455
Attn: Thomas J. Howatt, Chairman of the Board

cc: Board of Directors, Henry C. Newell

Dear Tom,

Starboard Value LP, together with its affiliates, currently owns 14.8% of the outstanding common stock of Wausau Paper Corp. (“Wausau” or the “Company”), making us the Company’s largest shareholder.  Prior to our settlement agreement, dated February 12, 2012, we sent the Board of Directors (the “Board”) a series of letters outlining our views and perspectives on (i) the opportunities that exist to significantly improve the value of the Company and (ii) Board composition and corporate strategy.  In addition, following the Company’s second quarter 2012 earnings report, in which it became clear that the Technical Paper business was continuing to underperform despite significant new capital investment, we sent you a private letter discussing the need to sell the Technical Paper business.

As we have stated on numerous occasions, we are excited about the opportunities for growth and increasing profitability in the Tissue business.  However, we remain concerned with the continued underperformance of the Technical Paper business and believe that it is a non-core business that poses a significant distraction to management and the Board, particularly in light of the important transition underway in the Tissue business.  While we appreciate the fact that the Company has taken some of our previous suggestions and has sold its timberlands and money-losing Print and Color assets, Wausau remains meaningfully undervalued and much more can be done to unlock significant value for the benefit of all shareholders.  Specifically, we believe that Wausau should explore a sale of the Company’s Technical Paper business in order to focus singularly on its leading and highly valuable Tissue business.

Despite our repeated requests for Wausau to explore such a transaction, to our knowledge, no action has been taken.  We are therefore taking action today to nominate three highly-qualified director candidates who, if elected, will help to guide the Company through this transition period and execute on the opportunities ahead.  We believe that each of these director candidates has the background necessary to ensure that Wausau is run in the best interest of all shareholders and that maximum value will be realized for the benefit of all shareholders.  If elected, these candidates will work with management and the Board to immediately engage a reputable investment bank to advise the Company on a potential sale of the Technical business while also soliciting offers for the entire Company, so that the Board can fully understand all of the alternatives and choose the option that will create the most value for shareholders.

For the benefit of management, the Board, and our fellow shareholders, we have outlined our high-level views on the issues that face Wausau and the opportunities that we believe exist to unlock value for the benefit of all Wausau shareholders.

Exit Technical Paper:

For the quarter ended June 30, 2012, the Technical Paper business generated an operating margin of less than 2%, before allocation of corporate expenses (after allocating corporate expenses, we believe the Technical business would have lost money for the quarter).  Shortly following this report of dismal performance in the Technical Paper business, the Company hosted an Analyst Day in New York on September 19 to discuss its expectations for improved performance for the remainder of the year, even highlighting its full-year guidance.  Less than two weeks after the Analyst Day, Wausau once again disappointed investors by announcing that it would miss its expectations for the quarter ended September 30 due to underperformance in its Technical Paper business.

The Company ultimately reported an operating loss of $7.9 million in the Technical Paper business for the third quarter (again, before corporate allocation).  The Company has attempted to explain these poor results by stating that the transition away from Print & Color forced its Brainerd, Minnesota mill to produce low-to-negative margin Coated & Liner and Specialized Commodity products in order to increase utilization and absorb overhead.  However, even with these products Wausau was able to utilize only 47% of Brainerd’s available machine time for technical product in the second quarter, and expects to utilize only 60-70% by the end of the year.  Wausau’s current strategy of filling excess capacity with low-to-negative margin products will result in continued underperformance, and the Company’s hope of growing out of the problem with higher margin product is not realistic.

We do not believe that Wausau can generate enough profitable revenue to fully utilize the Brainerd facility in any reasonable amount of time.  Since 2005, we estimate that Wausau has spent close to $100 million in capital expenditures to fix and grow the Technical Paper business.  Yet, over that time, the Technical Paper business’ revenue has been stagnant, while operating margins have declined from just 2.3% in 2005 to negative 6.8% last quarter (and negative 1.5% over the last 9 months) – again, prior to any allocation of corporate expenses.  Given the fact that a number of large players in the printing and writing industry have begun to move into technical paper as a way to diversify and improve their own margins, the technical paper industry is becoming more competitive and commoditized.  We believe that this will only result in more aggressive pricing, lower margins and declining revenue.  Wausau even acknowledges this problem and stated in its September 19 investor presentation that, “Today’s Specialty is Often Tomorrow’s Specialized Commodity”.  Wausau needs to heed its own advice and recognize that it is simply not realistic to believe that any plan centered on accelerating growth in Technical Paper will be successful, or that Wausau will be able to generate acceptable returns on capital competing against much larger players in what is rapidly becoming a commodity business.  Instead, Wausau needs to sell its Technical business and focus on its highly profitable and valuable Tissue business.

In Wausau’s Fourth Quarter 2011 earnings release, CEO Hank Newell stated, “2012 is about growth, as we target… technical market sales increases of …13 percent.”  For the first three quarters of 2012, this business has grown only 1%, which includes the filler product discussed above.  For the most recent quarter, Technical sales declined 8% year-over-year.  This is yet another demonstration that management does not have its finger on the pulse of the Technical Paper business, and this business should immediately be divested.

Despite significant internal challenges for Wausau’s Technical Paper business, we believe there would still be strategic interest in acquiring this asset.  As the market for technical paper continues to become more commoditized, resulting in significant pricing pressure, larger players must push additional production through existing facilities in order to maintain and grow revenue and profitability.  Wausau’s Technical Paper business generated approximately $500 million of revenue in the last twelve months.  Although Wausau has been unable to generate reasonable profitability from these revenues, we believe an acquirer with the benefit of scale and manufacturing, distribution and overhead synergies, as well as a superior record of execution in commodity-like paper businesses, could produce much more attractive returns in this business.

Focus on Tissue:

Despite the fact that the vast majority of the Company’s earnings come from its highly valuable Tissue business, more than half of Wausau’s sales still come from its Paper business.  In addition to creating complications and distractions for management and the Board, this conglomerate structure is also confusing for investors, who appear to be valuing Wausau as a paper company.  We believe once the Technical Paper business is sold, Wausau, as a pure-play Tissue company, will trade at a significantly higher valuation.

Additionally, given an extremely aggressive capital investment plan and expectations for significant growth in revenue and profitability in the Tissue business, we believe management and the Board must remain laser-focused on this opportunity.  The Company has already set an aggressive goal of doubling Tissue EBITDA to $150 million in five years.  In order to realize this goal, according to the slides accompanying Wausau’s Second Quarter 2012 earnings call, Wausau needs to reduce costs, redesign its product, improve its product mix and, most importantly, penetrate the premium away from home market, a market in which Wausau currently has no experience.  Given Wausau’s history of poor execution, we believe the Company must focus its efforts entirely on the Tissue business.

Even the Company’s sell side analysts agree that Wausau must exit the Paper business and focus on Tissue.  In an October 2, 2012 report, Mark Wilde of Deutsche Bank, one of the most highly respected analysts in the paper and packaging sector, stated:

Sadly, the turnaround case in technical papers is looking like last decades’ failed turnaround efforts in printing & writing papers. Even more disappointing, the new management teams’ credibility has taken a big hit. For nearly a decade, we’ve argued that Wausau ought to exit all paper operations and focus on its tissue business. For this entire period, Wausau has continued to focus shareholder cash & managerial time on bailing out a sinking ship. In the meantime, the residual value of the paper businesses has continued to erode.

As we have said repeatedly, and as we made clear to you during our settlement discussions last February, we believe the Company needs to separate its Tissue and Paper businesses.  We feel there is tremendous value at Wausau, but continue to believe that such value is not likely to be recognized as long as Wausau remains a conglomerate with a healthy, growing, and well-positioned Tissue business that is overshadowed by a struggling and underperforming Paper business.

Reduce Corporate Overhead:

Currently, Wausau is operated as a conglomerate with significant duplicative overhead costs.  Upon the sale of the Technical Paper business, we would expect the company to reduce corporate expenses to a level more appropriate for a standalone Tissue business.  With the pro forma Company’s business in Kentucky and Ohio, it would be highly inefficient for the Company to maintain its headquarters in Wisconsin.  Additionally, there is no need for the Company to have a separate layer of executive management overseeing the business – as a pure play Tissue business there should be one management team operating the business.  A streamlined structure will not only reduce costs, but will allow the Company’s top management to focus squarely on the task of growing revenue and profitability in the Tissue business.

Explore Strategic Alternatives:

In order to assist Wausau in evaluating all of the opportunities highlighted above, we believe the Company should retain a highly-qualified investment bank to advise management and the Board.  This advisor should be tasked with evaluating any and all opportunities to maximize value for the benefit of all shareholders, including; (a) a sale of the Technical Paper business, (b) a subsequent sale of the Tissue business, or (c) a sale of the entire Company.  While we believe the Tissue business would be an excellent pure-play public company, we also believe it would be highly attractive to both strategic and private equity buyers.  In order for the Board to fully and fairly evaluate the value created through a sale of the Technical Paper business, it must consider all alternatives with an open mind, so that it can compare the value realized by selling the entire Company with the potential risk-adjusted value of selling the Technical Paper business and keeping the Tissue business as a standalone public company.

In case there is any doubt from the Board whether a sale process could generate sufficient interest in a transaction at this time, it is our understanding that numerous potential buyers have previously expressed a desire to acquire the Tissue business or the entire Company, but that management has not been willing to engage in discussions in furtherance of a negotiated transaction.

As Wausau’s largest shareholder, we are not pleased with the status quo.  Our hope is that management and the Board are already taking the appropriate actions required to address our concerns.  Despite the addition of two strong independent directors as part of our settlement last year, we believe the Board still lacks sufficient industry experience and certain members may have been on the Board too long to view certain strategic and managerial decisions objectively, or to fairly consider alternative perspectives.  We have identified several highly qualified, independent directors with significant and successful experience in the tissue and paper industries who we believe will bring a fresh perspective into the boardroom and who can be extremely helpful in evaluating and executing on initiatives to unlock value at the Company.  Further, we believe Wausau’s continued underperformance and management’s lack of discipline in capital allocation warrant the addition of a direct shareholder representative on the Board to ensure that all decisions are made with the best interests of all shareholders as the primary objective.

Under separate cover, you will be receiving a formal notice of our intention to nominate three director candidates for election at the 2013 Annual Meeting.  The biographies of each of these three director candidates can be found below.  We remain open to working with you and look forward to continuing our dialogue.

Best Regards,
Jeffrey C. Smith
Managing Member
Starboard Value LP

Biographies

John S. Kvocka, age 66, has been the President and Chief Executive Officer of JSK Associates, an entrepreneurial and consulting entity that included, at various times active, passive, and part-time ventures, since May 1999. He has been the Senior Advisor to Apex Resource Technologies, Inc. (“Apex”), a medical device manufacturing company, since August 2012, and has served on the Board of Directors of Apex since November 2012.  Mr. Kvocka also serves as Senior Advisor to Garnet River LLC, an IT services and business consulting firm, a position he has held since September 2011.  Prior to that, Mr. Kvocka served as Vice President and Chief Financial Officer of Finch Paper LLC, a manufacturer and supplier of fine quality uncoated printing and writing papers, from February 2009 until his retirement in September 2011.  Previously, he was the Vice President Business Development of SCA Tissue North America (“SCA”), a global Swedish paper and packaging company, from March 2001 until November 2004.  Prior to SCA’s acquisition of Encore Paper Company (“Encore Paper”) in March 2001, Mr. Kvocka was Executive Vice President, General Manager and Chief Financial Officer of Encore Paper from October 1999 until the acquisition date.  Prior to Encore Paper/SCA, Mr. Kvocka served as Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of Garden Way Inc., from February 1997 until April 1999 and as Vice President and Chief Financial Officer of Ahlstrom Machinery, a global Finnish paper company, from August 1993 until February 1997.  He also served on the Board of Directors of various domestic and international companies, including Ahlstrom Capital, a private investment company that focuses on active direct equity investments primarily in industrial companies, Ahlstrom Finance Ireland, Ahlstrom Kamyr Engineering, Queensbury Hotel, and Kamtech Construction.  Mr. Kvocka currently serves on the Board of Trustees of the GF Hospital Foundation and the Industrial Development Agency. Mr. Kvocka earned his Bachelor of Science degree in Accounting and Master of Business Administration from St. John’s University.  Additionally, he is a Certified Franchise Consultant and a Senior Counselor for SCORE (LOA), a nationally recognized not for profit organization that assists small businesses.

George Patrick Murphy, age 60, has been the Senior Operating Partner of Hudson Ferry Capital LLC, a private equity firm, since January 2007 and has served as a member of the Executive Team of Advisors of Mason Wells, a private equity company, since December 2005.  Previously, he served on the Board of Directors of Converting, Inc., a manufacturer of high quality, disposable food service products and one of Mason Wells’ portfolio companies, from January 2009 until April 2010 when the company was sold.  Mr. Murphy also served as a Strategic and Operational Advisor and a member of the Board of Directors of Advanced Modern Technologies Corporation, a leading designer and manufacturer of innovative, high quality washroom automation systems, accessories, and water saving devices, from May 2008 to January 2011.  In November 2007, pursuant to a request by the new ownership of Atlas Paper Mills LLC, Palm Beach Capital LLC, Mr. Murphy joined the Board of Directors and assumed the role of Executive Chairman in March 2008.  He served in those capacities until his resignation in September 2009.  Prior to that, Mr. Murphy was the President and later Chief Executive Officer of Technical Concepts LLC (n/k/a Newell-Rubbermaid Inc.)(“TC”), an international manufacturer and distributor of automated fixtures and dispensing systems, from April 1997 until his resignation in April 2005.  He thereafter served as a Consultant to TC until April 2006.  While at TC, Mr. Murphy assisted in quadrupling the company’s equity value.  Prior to TC, Mr. Murphy was the Asia Regional Vice President and Business Leader of the Away From Home Division of Kimberly-Clark Corporation (f/k/a Scott Paper Company), a Fortune 100 company, from 1995 until 1996, when he was asked by the President of the Away From Home Division to lead the Sales, Channel Development and Marketplace Integration efforts in North America, a position he held until 1997.  Prior to that, Mr. Murphy served as Vice President Sales and Channel Development USA of Scott Paper Company’s Away From Home Division, from 1991 until 1994.  Mr. Murphy currently serves as Vice Chairman of the Board of Directors of The Spitzer Center for Ethical Leadership, a position he has held since January 2006.  Mr. Murphy earned his Bachelor of Science degree and Master of Public Administration from the University of Southern California. He also completed Executive Development Programs at the Darden School of Business of the University of Virginia and is currently enrolled in the Doctoral Program Leadership Studies, PhD Program, Gonzaga University.

Jeffrey C. Smith, age 40, is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP (“Starboard Value”). Prior to founding Starboard Value, Mr. Smith was a Partner Managing Director of Ramius LLC, a subsidiary of Cowen Group, Inc. (“Cowen”), and the Chief Investment Officer of Ramius Value and Opportunity Master Fund Ltd.  Mr. Smith was also a member of Cowen’s Operating Committee and Cowen’s Investment Committee.  Prior to joining Ramius LLC in January 1998, he served as Vice President of Strategic Development for The Fresh Juice Company, Inc. (“The Fresh Juice Company”). While at The Fresh Juice Company, Mr. Smith helped orchestrate three acquisitions quadrupling sales and doubling market value. He later initiated and completed the sale of The Fresh Juice Company to The Saratoga Beverage Group, Inc.  Since October 2011, Mr. Smith has served as a member of the Board of Directors of Regis Corporation, a global leader in beauty salons, hair restoration centers and cosmetology education.  In connection with Regis’ 50% ownership in Empire Education Group, a private company that is one of the largest providers of beauty and cosmetology education in North America, Mr. Smith serves as a member of the Board of Directors. Previously, Mr. Smith served on the Board of Directors of Surmodics, Inc., a leading provider of drug delivery and surface modification technologies to the healthcare industry, from January 2011 until August 2012 and of Zoran Corporation, a leading provider of digital solutions in the digital entertainment and digital imaging market, from March 2011 until its merger with CSR plc in August 2011.  Mr. Smith was the Chairman of the Board of Phoenix Technologies Ltd., a provider of core systems software products, services and embedded technologies, from November 2009 until the sale of the company to Marlin Equity Partners in November 2010.  He also served as a Director of Actel Corporation, a provider of power management solutions, from March 2009 until its sale to Microsemi Corporation in October 2010.  Mr. Smith is a former member of the Board of Directors of S1 Corporation, Kensey Nash Corp., The Fresh Juice Company, and Jotter Technologies, Inc., an internet infomediary company. Mr. Smith also served as a member of the Management Committee for Register.com, which provides internet domain name registration services.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of shareholders of Wausau Paper Corp., a Wisconsin corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard LLC"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, John S. Kvocka and George Patrick Murphy (collectively, the "Participants").

 As of the date of this filing, Starboard V&O Fund beneficially owns 4,713,392 shares of common stock, no par value (the "Common Stock") of the Company.  As of the date of this filing, Starboard LLC beneficially owns 1,154,496 shares of Common Stock.  Starboard Value LP, as the investment manager of Starboard V&O Fund and of a certain managed account (the "Starboard Value LP Account") and the Manager of Starboard LLC, may be deemed the beneficial owner of an aggregate of 7,300,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and including 1,432,112 shares of Common Stock held in the Starboard Value LP Account.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 7,300,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and held in the Starboard Value LP Account.  As of the date hereof, neither Mr. Kvocka nor Mr. Murphy owns any shares of Common Stock of the Company.